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                                                                   EXHIBIT 10(O)






                               TERM LOAN AGREEMENT

                          DATED AS OF NOVEMBER 21, 2000

                                      AMONG

                          AARON RENTS, INC. PUERTO RICO
                                   as Borrower


                                AARON RENTS, INC.
                                  as Guarantor


                   THE LENDERS FROM TIME TO TIME PARTY HERETO


                                       AND


                                  SUNTRUST BANK
                             as Administrative Agent




================================================================================


                    SUNTRUST EQUITABLE SECURITIES CORPORATION
                          as Arranger and Book Manager


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                                TABLE OF CONTENTS

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
ARTICLE I         DEFINITIONS; CONSTRUCTION.................................................1

         Section 1.1.  Definitions..........................................................1
         Section 1.2.  Classifications of Loans and Borrowings.............................11
         Section 1.3.  Accounting Terms and Determination..................................11
         Section 1.4.  Terms Generally.....................................................11

ARTICLE II        AMOUNT AND TERMS OF THE COMMITMENTS......................................11

         Section 2.1.  Term Loan Commitments...............................................11
         Section 2.2.  Funding of Borrowings...............................................12
         Section 2.3.  Interest Elections..................................................12
         Section 2.4.  Optional Reduction and Termination of Commitments...................13
         Section 2.5.  Repayment of Loans..................................................13
         Section 2.6.  Evidence of Indebtedness............................................13
         Section 2.7.  Optional Prepayments................................................13
         Section 2.8.  Interest on Loans...................................................14
         Section 2.9.  Fees................................................................14
         Section 2.10. Computation of Interest and Fees....................................14
         Section 2.11. Inability to Determine Interest Rates...............................15
         Section 2.12. Illegality..........................................................15
         Section 2.13. Increased Costs.....................................................15
         Section 2.14. Funding Indemnity...................................................16
         Section 2.15. Taxes...............................................................17
         Section 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.........18
         Section 2.17. Mitigation of Obligations; Replacement of Lenders...................19

ARTICLE III       CONDITIONS PRECEDENT TO LOANS............................................19

         Section 3.1.  Conditions To Effectiveness.........................................19
         Section 3.2.  Delivery of Documents...............................................21

ARTICLE IV        REPRESENTATIONS AND WARRANTIES...........................................21

         Section 4.1.  Organization and Qualification......................................21
         Section 4.2.  Borrower's Powers...................................................21
         Section 4.3.  Enforceability of Agreement and Other Loan Documents................22
         Section 4.4.  Consent.............................................................22
         Section 4.5.  Statutes, Judgments.................................................22
         Section 4.6.  Financial Statements................................................22
         Section 4.7.  Actions Pending.....................................................23
         Section 4.8.  Outstanding Debt....................................................23
         Section 4.9.  Title to Properties.................................................23
         Section 4.10. Taxes...............................................................23
         Section 4.11. Regulation U, Etc...................................................23
         Section 4.12. No Default, Event of Default or Change of Control...................24
         Section 4.13. ERISA...............................................................24
         Section 4.14. Pollution and Environmental Control.................................24
         Section 4.15. Possession of Franchises, Licenses, Etc.............................24


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
         Section 4.16. Contingent Liabilities..............................................24
         Section 4.17. Compliance with Laws................................................24

ARTICLE V         AFFIRMATIVE COVENANTS....................................................25

         Section 5.1.  Financial Statements, Reports and Other Financial Data..............25
         Section 5.2.  Inspection of Property..............................................26
         Section 5.3.  Maintenance of Insurance............................................26
         Section 5.4.  Funded Debt Ratio...................................................26
         Section 5.5.  Leverage Ratio......................................................26
         Section 5.6.  Fixed Charge Coverage...............................................26
         Section 5.7.  Account Verification................................................27
         Section 5.8.  ERISA...............................................................27
         Section 5.9.  Payment.............................................................27
         Section 5.10. Notice of Default, Event of Default or Change of Control............27
         Section 5.11. Corporate Existence.................................................27
         Section 5.12. Compliance with Laws, Etc...........................................27

ARTICLE VI        NEGATIVE COVENANTS.......................................................28

         Section 6.1.  Liens...............................................................28
         Section 6.2.  Minimum Net Worth...................................................29
         Section 6.3.  Loans, Advances, Investments and Contingent Liabilities.............29
         Section 6.4.  Sale of Stock and Debt of Subsidiaries..............................30
         Section 6.5.  Merger and Sale of Assets...........................................30
         Section 6.6.  Additional Negative Pledges.........................................31

ARTICLE VII       EVENTS OF DEFAULT........................................................31

         Section 7.1.  Events of Default...................................................31

ARTICLE VIII      THE ADMINISTRATIVE AGENT.................................................33

         Section 8.1.  Appointment of Administrative Agent.................................33
         Section 8.2.  Nature of Duties of Administrative Agent............................34
         Section 8.3.  Lack of Reliance on the Administrative Agent........................34
         Section 8.4.  Certain Rights of the Administrative Agent..........................34
         Section 8.5.  Reliance by Administrative Agent....................................35
         Section 8.6.  The Administrative Agent in its Individual Capacity.................35
         Section 8.7.  Successor Administrative Agent......................................35
         Section 8.8.  Authorization to Execute other Loan Documents.......................36

ARTICLE IX        MISCELLANEOUS............................................................36

         Section 9.1.  Notices.............................................................36
         Section 9.2.  Waiver; Amendments..................................................37
         Section 9.3.  Expenses; Indemnification...........................................38
         Section 9.4.  Successors and Assigns..............................................39
         Section 9.5.  Governing Law; Jurisdiction; Consent to Service of Process..........41
         Section 9.6.  WAIVER OF JURY TRIAL................................................41
         Section 9.7.  Right of Setoff.....................................................42
         Section 9.8.  Counterparts; Integration...........................................42
         Section 9.9.  Survival............................................................42
         Section 9.10. Severability........................................................42
         Section 9.11. Confidentiality.....................................................43
         Section 9.12. Interest Rate Limitation............................................43

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
Schedules

         Schedule 4.16              -       Contingent Liabilities
         Schedule 6.1               -       Existing Liens

Exhibits

         Exhibit A                  -       Form of Note
         Exhibit B                  -       Form of Assignment and Acceptance
         Exhibit 2.9                -       Form of Continuation/Conversion
         Exhibit 3.1(b)(iv)         -       Form of Secretary's Certificate
         Exhibit 3.1(b)(vii)        -       Form of Officer's Certificate


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



                               TERM LOAN AGREEMENT

                  THIS TERM LOAN AGREEMENT (this "Agreement") is made and entered into as of November 21, 2000, by and among AARON RENTS, INC. PUERTO RICO, a Puerto Rico corporation (the "Borrower"), AARON RENTS, INC., a Georgia corporation (the "Guarantor"), the several banks and other financial institutions from time to time party hereto (the "Lenders"), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the "Administrative Agent").

                                   WITNESSETH:

                  WHEREAS, the Borrower has requested that the Lenders make term loans in an aggregate principal amount equal to $10,000,000 to the Borrower;

                  WHEREAS, subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments as defined herein, are willing severally to make the term loans to the Borrower.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

                                   ARTICLE I

                            DEFINITIONS; CONSTRUCTION

                  SECTION 1.1. DEFINITIONS. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

                  "ADJUSTED LIBO RATE" shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

                  "ADMINISTRATIVE AGENT" shall have the meaning assigned to such term in the opening paragraph hereof.

                  "ADMINISTRATIVE QUESTIONNAIRE" shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

                  "AFFILIATE" shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

                  "APPLICABLE LENDING OFFICE" shall mean, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

                  "APPLICABLE MARGIN" shall mean one percent (1.00%) per annum.

                  "ASSIGNMENT AND ACCEPTANCE" shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4(b)) and accepted by the Administrative Agent, in the form of Exhibit B attached hereto or any other form approved by the Administrative Agent.

                  "BASE RATE" shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent's prime lending rate. Each change in the Administrative Agent's prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

                  "BORROWER" shall have the meaning in the introductory paragraph hereof.

                  "BORROWING" shall mean a borrowing consisting of Loans of the same Type, made, converted or continued on the same date and in case of Eurodollar Loans, as to which a single Interest Period is in effect.

                  "BUSINESS DAY" shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

                  "CHANGE IN CONTROL" shall mean (i) any person or group of persons (other than the Loudermilk Family) (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 50% or more in voting power of the outstanding Voting Stock of the Guarantor, (ii) members of the Board of Directors of the Guarantor on the date hereof, plus any additional members of such Board whose nomination for election or election to such Board is recommended or approved by the then current members of such Board or by Robert Charles Loudermilk, Sr., shall at any time fail to constitute a majority of such Board or (iii) the Guarantor shall cease to own and control, beneficially and of record, 100% of the issued and outstanding shares of capital stock of the Borrower.

                  "CHANGE IN LAW" shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable


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Lending Office)(or for purposes of Section 2.19(b), by such Lender's holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                  "CLOSING DATE" shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 9.2.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

                  "COMMITMENT" shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on the signature pages to this Agreement. The aggregate principal amount of all Lenders' Term Loan Commitments as of the Closing Date is $ 10,000,000.

                  "CONSOLIDATED NET WORTH" shall mean, as of the date of determination, the Guarantor's total shareholders' equity, determined on a consolidated basis in accordance with GAAP.

                  "CONTRACTUAL OBLIGATION" of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

                  "CONTROL" shall mean the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or
(ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "CONTROLLING", "CONTROLLED BY", and "UNDER COMMON CONTROL WITH" have meanings correlative thereto.

                  "DEFAULT" shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

                  "DEFAULT INTEREST" shall have the meaning set forth in Section 2.8(b).

                  "DOLLAR(S)" and the sign "$" shall mean lawful money of the United States of America.

                  "ELIGIBLE ASSIGNEE" shall mean (i) a commercial bank organized under the laws of the United States or any state thereof having total assets in excess of $1,000,000,000.00 or any commercial finance or asset-based lending affiliate of any such commercial bank and (ii) any Lender.

                  "ENVIRONMENTAL LAWS" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment,


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preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

                  "ENVIRONMENTAL LIABILITY" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                  "ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

                   "EURODOLLAR" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

                  "EURODOLLAR RESERVE PERCENTAGE" shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "EVENT OF DEFAULT" shall have the meaning provided in Article VIII.

                  "EXCLUDED TAXES" shall mean with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is


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located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign
Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender's failure to comply with Section 2.15(e).

                  "FEDERAL FUNDS RATE" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

                   "FOREIGN LENDER" shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

                  "FUNDED DEBT" shall mean all indebtedness for money borrowed, plus purchase money mortgages, capitalized leases, conditional sales contracts and similar title retention debt instruments (including any current maturities of such debt) which by its terms matures more than one year from the date of the calculation hereof and/or which is renewable or extendable for such a period.

                  "FUNDED DEBT RATIO" shall mean, as to the Guarantor for any period, a ratio of (i) its Funded Debt to (ii) the sum of its net income before income taxes, plus interest expense for such period, determined on a consolidated basis.

                  "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or, if no such statements are promulgated, then such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

                  "GOVERNMENTAL AUTHORITY" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "GUARANTEE" of or by any Person (the "GUARANTOR") shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor
(a) to purchase or pay (or advance or supply funds for the purchase or payment of)


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such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term "Guarantee" used as a verb has a corresponding meaning.

                  "GUARANTEE AGREEMENT" shall mean the Guarantee Agreement, dated as of the date hereof, made by the Guarantor in favor of the Administrative Agent for the benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

                  "GUARANTOR" shall have the meaning in the introductory paragraph hereof.

                   "HAZARDOUS MATERIALS" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                  "HEDGING AGREEMENTS" shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values, in each case to which any Borrower or any Subsidiary is a party.

                  "INDEMNIFIED TAXES" shall mean Taxes other than Excluded
Taxes.

                  "INTEREST PERIOD" shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

                  (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

                  (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;


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

                  (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

                  (iv) each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above.

                  "LENDERS" shall have the meaning assigned to such term in the opening paragraph of this Agreement.

                  "LIBOR" shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker's Association for the display of such Association's Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

                  "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien, charge, hypothecation, assignment, deposit arrangement, title retention, preferential property right, trust or other arrangement having the practical effect of the foregoing (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial revenue bonds or pollution control revenue bonds, and the filing of or agreements to give any financing statement under the Uniform Commercial Code of any jurisdiction).

                  "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Notes (if any), the Guarantee Agreement, all Notices of Conversion/Continuation and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

                  "LOAN FACILITY AGREEMENT" shall mean that certain Amended and Restated Loan Facility and Guaranty Agreement, dated as of November 3, 1999, by and among the Guarantor, SunTrust Bank, formerly known as SunTrust Bank, Atlanta, as Servicer and the Participants party thereto as may be amended, modified, supplemented or restated from time to time.


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

                  "LOAN PARTIES" shall mean the Borrower and the Guarantor.

                  "LOUDERMILK FAMILY" shall mean, collectively, Robert Charles Loudermilk, Sr., his spouse, his children, his grandchildren and any trust which may be now or hereafter established for the sole benefit of any of the foregoing persons.

                  "MARGIN REGULATIONS" shall mean Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

                  "MATERIALLY ADVERSE EFFECT" shall mean any materially adverse change in (i) the business, results of operations, financial condition, assets or prospects of the Borrower or Guarantor and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or Guarantor to perform their respective obligations under this Agreement, or (iii) the ability of the Guarantor to perform its obligations under the Guaranty Agreement.

                  "MATURITY DATE" shall mean the earlier of (i) November 20, 2001, (ii) the date on which the Revolving Credit Agreement is refinanced, or
(iii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

                  "MULTIEMPLOYER PLAN" shall have the meaning set forth in
Section 4001(a)(3) of ERISA.

                  "NOTE" shall mean a promissory note of the Borrower substantially in the form of Exhibit A, executed by the Borrower in favor of a Lender, as amended, restated, supplemented or otherwise modified from time to time.

                   "NOTICE OF CONVERSION/CONTINUATION" shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.3(b) hereof.

                  "OBLIGATIONS" shall mean all amounts owing by the Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations arising under Hedging Agreements relating to the foregoing to the extent permitted hereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

                  "OTHER TAXES" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                  "PAYMENT OFFICE" shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

                  "PERSON" shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

                  "PLAN" shall mean any "employee benefit plan" (as defined in Section 3(3)f ERISA), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

                  "PRO RATA SHARE" shall mean, for any Lender, a percentage, the numerator of which shall be such Lender's Loans, and the denominator of which shall be the sum of all Loans.

                   "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

                  "RELATED PARTIES" shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "RELEASE" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

                  "REQUIREMENT OF LAW" for any person shall mean the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "REPORTABLE EVENT" shall have the meaning assigned to such term under ERISA.

                  "REQUIRED LENDERS" shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Term Loans at such time.

                  "RESPONSIBLE OFFICER" shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or the Guarantor, as the case may be, or such other representative of the Borrower or the Guarantor, as the case may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Guarantor.

                  "REVOLVING CREDIT AGREEMENT" shall mean that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 6, 1995 by and among the Guarantor, First Union National Bank (formerly First Union National Bank of Georgia), Bank One, N.A. (formerly Bank of America Illinois) and SunTrust (formerly Trust Company Bank), as a lender and as Agent, as may be amended, modified, supplemented or restated from time to time.

                  "SUBSIDIARY" shall mean, with respect to any Person, any corporation or other entity (including, without limitation, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of voting stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries.

                  "SYNTHETIC LEASE DOCUMENTS" shall mean, collectively, the Master Agreement, dated as of September 20, 1996, among the Guarantor, SunTrust Banks, Inc., as lessor (the "Lessor"), SunTrust Bank, Atlanta and SouthTrust Bank of Georgia, N.A., as lenders, and SunTrust Bank, Atlanta, as agent, the Lease Agreement, dated as of September 20, 1996, between the Lessor and the Guarantor and any supplements thereto, the Construction Agency Agreement, dated as of September 20, 1996, among the Lessor and the Guarantor, the Guaranty, dated as of September 20, 1996, executed by the Guarantor in favor of the Funding Parties (as defined therein), and any and all Security Agreements and Assignments (Construction Contract, Architect's Agreement, Permits, Licenses and Governmental Approvals, and Plans and Specifications and Drawings) executed from time to time by the Guarantor in favor of the Lessor, and any modifications of or replacements for any or all of the foregoing.

                  "TAXES" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                  "TERM LOAN" or "LOAN" shall have the meaning set forth in
Section 2.1.

                  "TYPE", when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

                  "WITHDRAWAL LIABILITY" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  SECTION 1.2. CLASSIFICATIONS OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g. a "Eurodollar Loan" or "Base Rate Loan"). Borrowings also may be classified and referred to by Type (e.g. "Eurodollar Borrowing").

                  SECTION 1.3. ACCOUNTING TERMS AND DETERMINATION. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP.

                  SECTION 1.4. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "hereof", "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent's principal office, unless otherwise indicated.



                                   ARTICLE II

                       AMOUNT AND TERMS OF THE COMMITMENTS

                  SECTION 2.1. TERM LOAN COMMITMENTS. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (each, a "TERM LOAN") to the Borrower on the Closing Date in a principal amount not to exceed the Term Loan Commitment of such Lender; provided, that if for any reason the full amount of such Lender's Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled. The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided, that on the Closing Date all Term Loans shall be Base Rate Loans. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower's request to borrow the Term Loans on the Closing Date.

                  SECTION 2.2. FUNDING OF BORROWINGS. Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower's option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

                  SECTION 2.3. INTEREST ELECTIONS.

                  (a) Each Borrowing initially shall be a Base Rate Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

                  (b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing (a "NOTICE OF CONVERSION/CONTINUATION") that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period". If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

                  (c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

                  (d)      Upon receipt of any Notice of
Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                  SECTION 2.4. OPTIONAL REDUCTION AND TERMINATION OF COMMITMENTS. The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to Section 2.1.

                  SECTION 2.5. REPAYMENT OF LOANS. The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the entire unpaid principal balance of the Term Loans in full on the Maturity Date.

                  SECTION 2.6. EVIDENCE OF INDEBTEDNESS. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Loan made by such Lender, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to
Section 2.3, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.3, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender's Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

                  (b) At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a Note.

                  SECTION 2.7. OPTIONAL PREPAYMENTS. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender's Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid; provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to
Section 2.14. Each prepayment shall be applied ratably to the Loans.

                  SECTION 2.8. INTEREST ON LOANS.

                  (a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, with respect to Eurodollar Loans only, the Applicable Margin in effect from time to time.

                  (b) While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest ("DEFAULT INTEREST") with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

                  (c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Maturity Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

                  (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

                  SECTION 2.9. FEES.

                  (a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent, if any.

                  (b) The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, a closing fee equal to 0.10% per annum multiplied by the aggregate Term Loan Commitments.

                  SECTION 2.10. COMPUTATION OF INTEREST AND FEES.

                  All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

                  SECTION 2.11. INABILITY TO DETERMINE INTEREST RATES. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

                  (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

                  (ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.

                  SECTION 2.12. ILLEGALITY. If any Change in Law shall make in unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

                  SECTION 2.13. INCREASED COSTS.

                  (a)      If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) ; or

                  (ii) impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender;

and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan, then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered.

                  (b) If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital (or on the capital of such Lender's parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender's parent corporation could have achieved but for such Change in Law (taking into consideration such Lender's policies or the policies of such Lender's parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender's parent corporation for any such reduction suffered.

                  (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender's parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender such amount or amounts within 10 days after receipt thereof.

                  (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation.

                  SECTION 2.14. FUNDING INDEMNITY. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.14 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

                  SECTION 2.15. TAXES.

                  (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) The Borrower shall indemnify the Administrative Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Lender, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender's conduct of a trade or business in the United States; or
(ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the foreign lender qualifies as "portfolio interest" exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Lender, on or before the date such Lender purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

                  SECTION 2.16. PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS.

                  (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.12, 2.13 and 2.14 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

                  (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                  (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                  (d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1 or 9.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                  SECTION 2.17. MITIGATION OF OBLIGATIONS. If any Lender requests compensation under Section 2.13 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.13 or Section 2.15 as the case may be, in the future and
(ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

                                  ARTICLE III

                          CONDITIONS PRECEDENT TO LOANS

                  SECTION 3.1. CONDITIONS TO EFFECTIVENESS. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2).

                  (a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent.

                  (b) Each of the following statements must be true and correct:

                  (i) at the time of and immediately after giving effect to the funding of the Term Loans, no Default or Event of Default shall exist;

                  (ii) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects; and

                  (iii) since December 31, 1999, there shall have been no change which has had or could reasonably be expected to have a Materially Adverse Effect.

                  (c) The Administrative Agent (or its counsel) shall have received the following:

                  (i) a counterpart of this Agreement signed by or on behalf of each party thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

                  (ii) if requested by any Lender, duly executed Notes payable to such Lender;

                  (iii)    a duly executed Guarantee Agreement;

                  (iv) certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

                  (v) certified copies of the articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

                  (vi) a favorable written opinion of Kilpatrick Stockton LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

                  (vii) a favorable written opinion of Pietrantoni Mendez & Alvarez LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

                  (viii) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower and Guarantor confirming compliance with the conditions set forth in paragraph (b) of Section 3.1;

                  (ix)     a duly executed funds disbursement letter; and

                  (x) certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired.

                  SECTION 3.2. DELIVERY OF DOCUMENTS. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this
Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  Each of the Guarantor and the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

                  SECTION 4.1. ORGANIZATION AND QUALIFICATION.

                  Each of the Borrower and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico and the State of Georgia, respectively; the Borrower and the Guarantor have the corporate power to own their property and to carry on their business as now being conducted; and the Borrower and the Guarantor are duly qualified as foreign corporations to do business and are in good standing in every jurisdiction in which the nature of the business conducted by them makes such qualification necessary and where failure to qualify would have a Materially Adverse Effect.

                  SECTION 4.2. BORROWER'S POWERS.

                  The execution, delivery and performance of the Loan Documents required hereunder are within the Borrower's or the Guarantor's corporate powers, as the case may be, have been duly authorized by all necessary shareholder or corporate action, and do not and will not contravene or conflict with the terms of any charter, by-law or other organizational papers of the Borrower, the Guarantor or any of its Subsidiaries, or any indenture, agreement or undertaking to which the Borrower, the Guarantor or any of its Subsidiaries is a party or by which the Borrower, the Guarantor or any of its Subsidiaries is bound or affected.

                  SECTION 4.3. ENFORCEABILITY OF AGREEMENT AND OTHER LOAN DOCUMENTS.

                  This Agreement is a legal, valid and binding agreement of the Borrower and the Guarantor, enforceable against the Borrower and the Guarantor in accordance with its terms, and each other Loan Document and any other instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable against the Borrower and the Guarantor, as applicable, in accordance with their respective terms.

                  SECTION 4.4. CONSENT.

                  No consent, permission, authorization, order or license of any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement, the other Loan Documents or any other instrument or agreement required hereunder, except as may have been obtained and certified copies of which have been delivered to each Lender.

                  SECTION 4.5. STATUTES, JUDGMENTS.

                  There is no law, statute, rule or regulation, nor is there any judgment, decree or order of any court or agency binding on the Borrower, the Guarantor or any of its Subsidiaries, which would be contravened by the execution, delivery or performance of this Agreement or any other Loan Document or any other instrument or agreement required hereunder.

                  SECTION 4.6. FINANCIAL STATEMENTS.

                  The Guarantor has furnished each Lender with the following financial statements, identified by a principal financial officer of the
Guarantor:

                  Audited Consolidated Financial and Operating Statements for the Guarantor for the years ended December 31, 1999, December 31, 1998, December 31, 1997 and December 31, 1996, and audit opinions with respect to such statements of Ernst & Young LLP; and unaudited financial and operating statements for the six-month period ended September 30, 2000.

         The above financial statements (including any related schedules and/or notes) are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all known liabilities, direct and contingent, of the entities covered thereby required to be shown in accordance with such principles. The balance sheets fairly present the condition of the entities covered thereby as at the dates thereof, and the profit and loss and surplus statements fairly present the results of the operations of the entities covered thereby for the periods indicated. There has been no material adverse change in the business, condition or operations (financial or otherwise) of the Guarantor since December 31, 1999.

                  SECTION 4.7. ACTIONS PENDING.

                  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower or the Guarantor, threatened against or affecting the Borrower, the Guarantor or any of its Subsidiaries, or any properties or rights of the Borrower, the Guarantor or any of its Subsidiaries, before any court, arbitrator or administrative or governmental body which is reasonably likely to result in any Materially Adverse Effect.

                  SECTION 4.8. OUTSTANDING DEBT.

                  Neither the Borrower, the Guarantor nor any of its Subsidiaries has outstanding any indebtedness except debt permitted hereunder, under the Revolving Credit Agreement, or under the Loan Facility Agreement. There exists no default under the provisions of any instrument evidencing such indebtedness or of any agreement relating thereto.

                  SECTION 4.9. TITLE TO PROPERTIES.

                  The Borrower, the Guarantor and each of its Subsidiaries have good and marketable title to their respective real properties, subject only to Liens permitted under Section 6.1, and good title to all of its other respective properties and assets, including the properties and assets reflected in the balance sheet as of December 31, 1999 hereinabove described (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted under Section 6.1. The Borrower and the Guarantor enjoy full and undisturbed possession of all leases necessary in any material respect for the operation of their respective properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets. All such leases are valid and subsisting and are free from defaults by the Borrower, the Guarantor or respective landlords and in full force and effect.

                  SECTION 4.10. TAXES.

                  Each of the Borrower and the Guarantor has, and each of the Guarantor's Subsidiaries has filed all federal and state income tax returns which, to the best knowledge of the officers of the Borrower and the Guarantor, are required to be filed, and each has paid all taxes as shown on said returns and on all assessments received by it to the extent such taxes have become due, except to the extent expressly permitted by Section 6.1(a).

                  SECTION 4.11. REGULATION U, ETC.

                  Neither the Borrower, the Guarantor nor any of its Subsidiaries own or have any present intention of acquiring any "margin security" as defined in Regulation U of the Board of Governors of the Federal Reserve System (herein called a "margin security"). None of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin security or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U.

                  SECTION 4.12. NO DEFAULT, EVENT OF DEFAULT OR CHANGE OF
CONTROL.

                  No Default, Event of Default, or Change of Control, has occurred and is continuing or will occur as a result of the incurring of any obligation under this Agreement.

                  SECTION 4.13. ERISA.

                  No fact or circumstance, including but not limited to any Reportable Event, exists in connection with any Plan of the Borrower, the Guarantor or its Subsidiaries which might constitute grounds for the termination of any such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan. For purposes of this representation and warranty, if the Borrower is not the Plan administrator, it shall nonetheless be deemed to have knowledge of all facts attributable to the Plan administrator designated pursuant to ERISA.

                  SECTION 4.14. POLLUTION AND ENVIRONMENTAL CONTROL.

                  Each of the Borrower and the Guarantor has obtained all permits, licenses and other authorizations which are required under, and is in material compliance with, all federal, state, and local laws and regulations relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes.

                  SECTION 4.15. POSSESSION OF FRANCHISES, LICENSES, ETC.

                  The Borrower and the Guarantor and its Subsidiaries possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of their respective properties and assets, and neither the Borrower, the Guarantor nor any of its Subsidiaries is in violation in any material respect of any thereof.

                  SECTION 4.16. CONTINGENT LIABILITIES.

                  After due inquiry, there exists no material contingent liability or obligation assertable against the Borrower, the Guarantor or its Subsidiaries that is not identified and disclosed to the Lenders in the consolidated financial statements delivered pursuant to Sections 4.6 or 5.1 or in Schedule 4.16 attached hereto.

                  SECTION 4.17. COMPLIANCE WITH LAWS.

                  Each of the Borrower and the Guarantor and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders, including, without limitation, all federal, state and local laws, rules, regulations and orders relating to pollution, reclamation or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes, and all federal, state and local laws, rules, regulations and orders relating to franchising activities.


                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

                  Each of the Guarantor and the Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of and interest on any Loan remains unpaid:

                  SECTION 5.1. FINANCIAL STATEMENTS, REPORTS AND OTHER FINANCIAL DATA.

                  The Guarantor will deliver to each Lender:

                  (a) as soon as practicable and in any event within forty-five (45) days after the end of each calendar quarter (other than the last calendar quarter) in each fiscal year, consolidated statements of income, cash flow and retained earnings of the Guarantor and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such calendar quarter, and consolidated balance sheets of the Guarantor and its Subsidiaries as at the end of such calendar quarter, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by the Chief Financial Officer of the Guarantor, subject to changes resulting from year-end adjustments;

                  (b) as soon as practicable and in any event within 90 days after the end of each fiscal year (or as soon as made available by the Guarantor's independent public accountants if availability is delayed beyond such 90-day period for reasons beyond the Guarantor's control) audited consolidated statements of income, cash flow and retained earnings of the Guarantor and its Subsidiaries for such year, and an audited consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual statements, all in reasonable detail and reasonably satisfactory in scope to Lenders, and the consolidated financial statements shall be certified by independent public accountants of recognized standing, selected by the Guarantor, whose report shall be in scope and substance reasonably satisfactory to Lenders, and shall be certified by the Chief Financial Officer of the Guarantor;

                  (c) along with the quarterly and annual reports required by clauses (a) and (b) above, a certificate of the Chief Financial Officer of the Guarantor certifying that no Event of Default exists and that no event exists which with notice or the lapse of time or both would become such an Event of Default, which certificate shall also demonstrate in reasonable detail, with respect to both quarterly reports and annual reports, the Guarantor's compliance with the covenants set out in Sections 5.4, 5.5, 5.6, 6.2 and 6.3;

                  (d) promptly upon receipt thereof, copies of any detailed reports submitted to the Guarantor by its independent public accountants in connection with each annual audit or interim review of the books of the Guarantor or its Subsidiaries made by such accountants;

                  (e) promptly upon transmission thereof, copies of all financial statements, proxy statements, notices and reports as the Guarantor shall send to its shareholders and of all regular or periodic reports which it is or may be required to file with the Securities and Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities and Exchange Commission; and

                  (f) with reasonable promptness, such other financial data as any Lender, through the Administrative Agent, may reasonably request.

                  SECTION 5.2. INSPECTION OF PROPERTY. The Borrower and the Guarantor will permit any Person designated by a Lender in writing, to visit and inspect any of the properties, corporate books and financial records of the Borrower, the Guarantor and its Subsidiaries and to make copies thereof and take extracts therefrom and to discuss the affairs, finances and accounts of any such corporations with the principal officers of the Borrower, the Guarantor or its Subsidiaries, all at such reasonable times and as often as such Lender may reasonably request, subject in all cases to the confidentiality requirements of Section 9.11.

                  SECTION 5.3. MAINTENANCE OF INSURANCE. The Borrower, the Guarantor and each Subsidiary will maintain insurance in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar businesses.

                  SECTION 5.4. FUNDED DEBT RATIO. The Guarantor shall maintain and operate its business in a manner to insure that its Funded Debt Ratio, measured as of the last day of each fiscal quarter for the four immediately preceding quarters ending on such date, is less than 4.00:1.00.

                  SECTION 5.5. LEVERAGE RATIO. The Guarantor shall maintain and operate its business in such a manner to insure that its ratio, measured as of the last day of each fiscal quarter, of (i) Funded Debt to (ii) the sum of Funded Debt plus the Consolidated Net Worth of the Guarantor and its Subsidiaries, is less than 0.50:1.00.

                  SECTION 5.6. FIXED CHARGE COVERAGE. The Guarantor will operate its business in such a manner to insure that the sum of its (i) consolidated net income before income taxes, plus (ii) interest expense, plus
(iii) rental and lease expense are greater than 150% of the sum of (i) interest expense, plus (ii) rental and lease expense, all determined on a consolidated basis for the Guarantor and its Subsidiaries. Compliance with the aforementioned fixed charge coverage ratio will be determined at the end of each fiscal quarter of the Guarantor and taking into account operations during the four consecutive fiscal quarters ending on such date. The following mathematical formula illustrates the Guarantor's fixed charge coverage obligation:

    Pretax Net       Interest       Rental and Lease
    Income  +        Expense  +     Expense                   >        1.50
    -------------------------------------------------         -
    Interest Expense      +         Rental and Lease
                                    Expense

                  SECTION 5.7. ACCOUNT VERIFICATION. Upon the request of any Lender, made at reasonable intervals and on a reasonable basis, the Guarantor and the Borrower will mail letters to selected lease customers or account debtors requesting them to verify the status of their leases or accounts, with responses to be returned directly to the Administrative Agent.

                  SECTION 5.8. ERISA. The Borrower and each Subsidiary will:

                  (a) At all times, make prompt payment of contributions required to meet the minimum funding standard set forth in ERISA with respect to its Plans;

                  (b) Notify Lenders and the Administrative Agent immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by Lenders, as to the reasons therefor and the action, if any, which the Borrower or any of its Subsidiaries proposes to take with respect thereto; and

                  (c) Furnish to Lenders or the Administrative Agent, upon request, such additional information concerning any of its Plans as may be reasonably requested.

                  SECTION 5.9. PAYMENT. The Borrower will pay all sums due under this Agreement and the other Loan Documents according to the terms hereof.

                  SECTION 5.10. NOTICE OF DEFAULT, EVENT OF DEFAULT OR CHANGE OF CONTROL. The Guarantor will immediately give notice to the Administrative Agent and each Lender of any Default, Event of Default or Change of Control.

                  SECTION 5.11. CORPORATE EXISTENCE. Except as expressly permitted by Section 6.5, each of the Borrower and the Guarantor will maintain, and will cause each Subsidiary to maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and each of the Borrower and the Guarantor will qualify, and will cause each Subsidiary to qualify, and remain qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or its ownership of property makes such qualification necessary and where failure to qualify would have a Materially Adverse Effect.

                  SECTION 5.12. COMPLIANCE WITH LAWS, ETC. Each of the Borrower and the Guarantor will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable federal, state, and local laws, rules, regulations and orders, including, without limitation, all federal, state and local laws, rules, regulations and orders relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes, and all federal, state and local law, rules, regulations and orders relating to franchising activities.


                                 ARTICLE VI .

                               NEGATIVE COVENANTS

         Each of the Guarantor and the Borrower covenants and agrees that so long as the Loans remain outstanding or the Guarantor or the Borrower has any obligations under the Loan Documents, unless otherwise consented to in writing by the Required Lenders:

                  SECTION 6.1. LIENS. Neither the Guarantor nor the Borrower will, nor will it permit any of its Subsidiaries to, create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

         (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings;

         (b) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

         (c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Guarantor or another Subsidiary;

         (d) Liens on insurance policies owned by the Guarantor on the lives of its officers securing policy loans obtained from the insurers under such policies, provided that (A) the aggregate amount borrowed on each policy shall not exceed the loan value thereof, and (B) the Guarantor shall not incur any liability to repay any such loan;

         (e) Liens on real property or equipment acquired by the Guarantor to secure (i) all or any portion of the purchase price thereof or the financing of the purchase price thereof, provided that the aggregate principal amount of equipment loans secured by such Liens shall be limited to $500,000 in aggregate or (ii) the costs of improvements being constructed thereon or on real property leased by the Guarantor for use by the Guarantor as stores or warehouses or as a part thereof or the financing of such costs;

         (f)      Liens existing on the date hereof as set forth on Schedule
6.1 attached hereto and incorporated herein;

                  (g) easements, rights of way, restrictive covenants and similar encumbrances on or exceptions to title to real property which do not materially and adversely affect the value or the utility of the real property involved; and

                  (h) Liens granted under the Synthetic Lease Documents in the real or personal property financed thereunder and in certain related rights of the Borrower to secure the

         Borrower's indebtedness and liabilities under the Synthetic Lease Documents to the extent permitted under Section 6.3(h)

                  (i) Liens assigned and granted by the Borrower or Guarantor to the Administrative Agent in any existing or hereafter created lien or security interest in favor of the Borrower or Guarantor in any property of any franchisee or franchisees that participate in the franchisee financing program permitted pursuant to
         Section 6.3(k) hereof, solely to the extent of any indebtedness owing by such franchisee to the Administrative Agent under such franchisee financing program.

                  SECTION 6.2. MINIMUM NET WORTH. The Guarantor will not permit its Consolidated Net Worth as of the last day of any fiscal quarter, commencing with the fiscal quarter ending September 30, 1999, to be less than the sum of
(a) $112,000,000 plus (b) 50% of the Guarantor's consolidated net income after taxes (but not loss) (as determined in accordance with generally accepted accounting principles) for the period beginning July 1, 1999 and ending on the last day of such fiscal quarter.

                  SECTION 6.3. LOANS, ADVANCES, INVESTMENTS AND CONTINGENT LIABILITIES. Neither the Borrower or the Guarantor will and will permit any of their respective Subsidiaries to make or permit to remain outstanding any loan or advance to, or extend credit to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contributions to, any Person, except that the Guarantor, the Borrower or any of their respective Subsidiaries may:

                  (a) create, incur, assure or suffer to exist, debt evidenced by the Loan Documents or the Revolving Credit Agreement;

                  (b) suffer to exist unsecured current liabilities (not resulting from borrowing) incurred in the ordinary cause of business for current purposes and not represented by a promissory note or other evidence of indebtedness;

                  (c) permit to remain outstanding loans or advances to or investments in any of its Subsidiaries existing on the date of this Agreement;

                  (d) own, purchase or acquire stock, obligations or securities of a Subsidiary or of a corporation which immediately after such purchase or acquisition will be a Subsidiary or will be merged with Guarantor, provided, however, written consent of the Lenders, which any of them may withhold in their sole discretion, is required for purchases and acquisitions with (A) a cash purchase price greater than or equal to $10,000,000, or (B) a total purchase price (including cash, stock of the Guarantor and any of its Subsidiaries and any other consideration) greater than or equal to $15,000,000;

                  (e) acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Guarantor or any of its Subsidiaries;

                  (f) own, purchase or acquire (i) prime commercial paper and certificates of deposit in United States commercial banks (whose long-term debt is rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation) (issued by banks having capital resources in excess of $50,000,000), in each case due within one year from the date of purchase and payable in the United States in dollars, direct obligations of the United States Government or any agency thereof, or obligations fully guaranteed as to principal and interest by the United States Government or any agency thereof, in each case maturing within one year from the date of creation of such obligation or (ii) up to an additional $500,000 of other securities or investments at any one time;

                  (g) endorse negotiable instruments for collection in the ordinary course of business;

                  (h) incur or guaranty indebtedness or contingent liability under the Synthetic Lease Documents provided that the aggregate outstanding principal amount of all such indebtedness or liabilities does not exceed $25,000,000 at any one time; and

                  (i) make or permit to remain outstanding loans or advances to officers, stockholders, employees and directors of the Guarantor, provided that the aggregate principal amount of such loans and advances shall not exceed $350,000 at any time outstanding for the Guarantor and all Subsidiaries, and further provided that no Subsidiary shall make any loan or advance to, or acquire any stock, obligations or securities of, the Guarantor;

                  (j) guarantee in the ordinary course of business up to $15,000,000 of indebtedness or obligations of any franchise operators or owners (in addition to the guarantee of indebtedness permitted by clause (a) above); and

                  (k) guarantee the indebtedness of obligations of certain franchise operators, provided such guarantees are (A) given in connection with (1) such franchise operators' purchase of merchandise financed through a third-party lender or (2) loans made for other purposes pursuant to the terms of the Loan Facility Agreement, and (B) limited to $70,000,000 in aggregate outstanding principal amount at any one time for all franchise operators.

                  SECTION 6.4. SALE OF STOCK AND DEBT OF SUBSIDIARIES. The Guarantor will not sell or otherwise dispose of, or part with control of, any shares of stock or debt of any of its Subsidiaries without the prior written consent of the Required Lenders.

                  SECTION 6.5. MERGER AND SALE OF ASSETS. Neither the Borrower nor the Guarantor will merge or consolidate, or permit any of their respective Subsidiaries to merge or consolidate, with any other corporation or sell, lease or transfer or otherwise dispose of all or a substantial part of its assets or the assets of a Subsidiary, or assets which shall have contributed a substantial part of consolidated net earnings for any of the three fiscal years then most recently ended, to any Person, except that any of their respective Subsidiaries may merge with or liquidate into the Guarantor (provided that the Guarantor shall be the continuing or surviving corporation) or merge with the Borrower or any one or more other Subsidiaries, provided that immediately after giving effect to such merger or liquidation no Default or Event of Default shall exist.

                  SECTION 6.6. ADDITIONAL NEGATIVE PLEDGES. Neither the Borrower nor the Guarantor shall permit any of their respective Subsidiaries to, create or otherwise cause or suffer to exist or become effective, directly or indirectly, any prohibition or restriction on the creation or existence of any Lien upon any assets of the Guarantor, the Borrower or any of their respective Subsidiaries, other than pursuant to (a) Section 6.1, (b) the terms of any agreement, instrument or other document pursuant to which any debt permitted by Section 6.1(e) is incurred by the Guarantor, the Borrower or any of its Subsidiaries, so long as such prohibition or restriction applies only to the property or asset being financed by such debt, (c) the terms of the Revolving Credit Agreement, the Loan Facility Agreement and the terms of the Synthetic Lease Documents, and (d) any requirement of applicable law or any regulatory authority having jurisdiction over the Borrower, the Guarantor or any of its Subsidiaries.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

                  SECTION 7.1. EVENTS OF DEFAULT. If any of the following events (each an "Event of Default") shall occur:

                  (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

                  (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause
(a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

                  (c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

                  (d) the Borrower or the Guarantor shall fail to observe or perform any covenant or agreement contained in Sections 5.4, 5.5 or 5.6 or Articles VI; or

                  (e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer becomes aware of such failure, or (ii) notice thereof shall have been given to the Guarantor by the Administrative; or

                  (f) The Borrower or the Guarantor or any of their respective Subsidiaries makes an assignment for the benefit of creditors or fails to pay its debts generally as they become due; or

                  (g) Any order, judgment or decree is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the "Bankruptcy Law") of any jurisdiction adjudicating the Borrower or the Guarantor or any of their respective Subsidiaries bankrupt or insolvent; or

                  (h) The Borrower or the Guarantor or any of their respective Subsidiaries petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian or liquidator or similar official of the Borrower or the Guarantor or any of their respective Subsidiaries, or of any substantial part of the assets of the Borrower or the Guarantor or any of their respective Subsidiaries, or commences any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Borrower or the Guarantor or any of their respective Subsidiaries under the Bankruptcy Law of any jurisdiction, whether now or hereafter in effect, or any such petition or application is filed, or any such proceedings are commenced, against the Borrower or the Guarantor or any of their respective Subsidiaries and the Borrower or the Guarantor or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order for relief is entered in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order judgment, or decree remains unstayed and in effect for more than 60 days; or

                  (i) Any order, judgment or decree is entered in any proceedings against the Borrower or the Guarantor decreeing the dissolution of the Borrower or the Guarantor and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (j) Any order, judgment or decree is entered in any proceedings against the Borrower or the Guarantor or any of their respective Subsidiaries decreeing a split-up of the Sponsor or such Subsidiary which requires the divestiture of a substantial part, or the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of consolidated net earnings for any of the three fiscal years most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (k) Any Reportable Event shall have occurred, or any finding or determination shall be made with respect to a Plan under Section 4041(c) or (e) of ERISA, or any fact or circumstance shall occur with respect to a Plan which, in the opinion of the Required Participants, provides grounds for the commencement of any proceeding under Section 4042 of ERISA, or any proceeding shall be commenced with respect to a Plan under Section 4042 of ERISA; or

                  (l) There shall exist or occur any Event of Default as provided under the terms of any other Loan Document, or any Loan Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any Loan Party, or at any time it is or becomes unlawful for any Loan Party to perform or comply with its obligations under any

Loan Document, or the obligations of Loan Party under any Loan Document are not or cease to be legal, valid and binding on Loan Party; or

                  (m) The Borrower or the Guarantor or any of their respective Subsidiaries shall fail to make any payment as and when such payment is due under the Revolving Credit Agreement, the Loan Facility Agreement or the Synthetic Lease Documents, or any other default, event or condition shall have occurred or exist under the Revolving Credit Agreement, the Loan Facility Agreement or the Synthetic Lease Documents, the effect of which is to cause, or to permit the holder of the obligations of the Borrower or the Guarantor or any such Subsidiary under the Revolving Credit Agreement, the Loan Facility Agreement or the Synthetic Lease Documents to cause, the obligations of the Borrower or the Guarantor or any of their respective Subsidiaries, or any portion thereof, to become due prior to its stated maturity date or prior to its regularly scheduled date of payment;

                  (n)      a Change in Control shall occur or exist; or

                  (o) any provision of the Guarantee Agreement shall for any reason cease to be valid and binding on, or enforceable against, the Guarantor, or the Guarantor shall so state in writing, or the Guarantor shall seek to terminate the Guarantee Agreement;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.


                                 ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

                  SECTION 8.1. APPOINTMENT OF ADMINISTRATIVE AGENT. Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent and the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                  SECTION 8.2. NATURE OF DUTIES OF ADMINISTRATIVE AGENT. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in
Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                  SECTION 8.3. LACK OF RELIANCE ON THE ADMINISTRATIVE AGENT. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

                  SECTION 8.4. CERTAIN RIGHTS OF THE ADMINISTRATIVE AGENT. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

                  SECTION 8.5. RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

                  SECTION 8.6. THE ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms "Lenders", "Required Lenders", "holders of Notes", or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

                  SECTION 8.7. SUCCESSOR ADMINISTRATIVE AGENT.

                  (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

                  (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent's resignation under this
Section 8.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent's resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent's resignation hereunder, the provisions of this Article VIII shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

                  SECTION 8.8. AUTHORIZATION TO EXECUTE OTHER LOAN DOCUMENTS. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.


                                  ARTICLE IX

                                 MISCELLANEOUS

                  SECTION 9.1. NOTICES.

                  (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  To the Borrower:               Aaron Rents, Inc. Puerto Rico
                                                 c/o Aaron Rents, Inc.
                                                 309 East Paces Ferry Road
                                                 Atlanta, Georgia 30305
                                                 Attn:  Gilbert L. Danielson

                  To the Administrative Agent:   SunTrust Bank
                                                 303 Peachtree Street, N.E.,
                                                 2nd Floor
                                                 Atlanta, Georgia 30308
                                                 Attention: Michael Dunlap
                                                 Telecopy Number: 404-588-8833

                  To any other Lender:           the address set forth in the
                                                 Administrative Questionnaire

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 9.1.

                  (b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

                  SECTION 9.2. WAIVER; AMENDMENTS.

                  (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

                  (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Guarantor and the Required Lenders or the Borrower, the Guarantor and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16 (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby , without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of

Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person.

                  SECTION 9.3. EXPENSES; INDEMNIFICATION.

                  (a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

                  (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing (each, an "INDEMNITEE") against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

                  (c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

                  (d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender's Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

                  (e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

                  (f) All amounts due under this Section shall be payable promptly after written demand therefor.

                  SECTION 9.4. SUCCESSORS AND ASSIGNS.

                  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

                  (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it and including non-pro rata assignments of its Commitments and related Loans); provided, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire amount of the assigning Lender's Commitment hereunder or an assignment while an Event of Default has occurred and is continuing, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (unless the Borrower and the Administrative Agent shall otherwise consent),
(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations with respect to any Commitment and the Loans related thereto under this Agreement and the other Loan Documents, (iv) the assigning Lender and the assignee shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee payable by the assigning Lender or the assignee (as determined between such Persons) in an amount equal to $1,000 and
(v) such assignee, if it is not a Lender, shall deliver a duly completed Administrative Questionnaire to the Administrative Agent; provided, that any consent of the Borrower otherwise required hereunder shall not be required if an Event of Default has occurred and is continuing. Upon the execution and delivery of the Assignment and

Acceptance and payment by such assignee to the assigning Lender of an amount equal to the purchase price agreed between such Persons, such assignee shall become a party to this Agreement and any other Loan Documents to which such assigning Lender is a party and, to the extent of such interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13 and
2.14 and 9.3. Upon the consummation of any such assignment hereunder, the assigning Lender, the Administrative Agent and the Borrower shall make appropriate arrangements to have new Notes issued if so requested by either or both the assigning Lender or the assignee. Any assignment or other transfer by a Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (c) below.

                  (c) Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement between such Lender and the Participant with respect to such participation shall provide that such Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 9.2(b) that affects the Lender. The Borrower agrees that each Lender shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Lender unless the sale of such participation is made with the Borrower's prior written consent. To the extent permitted by law, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16 as though it were a Lender, provided, that such Participant agrees to share with the Lenders the proceeds thereof in accordance with Section 2.16 as fully as if it were a Lender hereunder. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of such participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender hereunder.

                  (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its Notes (if any) to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                  SECTION 9.5. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

                  (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.

                  (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Northern District of Georgia, and of any state court of the State of Georgia located in Fulton County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

                  (c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

                  SECTION 9.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  SECTION 9.7. RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender, as the case may be, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

                  SECTION 9.8. COUNTERPARTS; INTEGRATION. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

                  SECTION 9.9. SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, and 9.3 and
Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

                  SECTION 9.10. SEVERABILITY. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  SECTION 9.11. CONFIDENTIALITY. Each of the Administrative Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,
(iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 9.11, to any actual or prospective assignee or Lender, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

                  SECTION 9.12. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the "CHARGES"), shall exceed the maximum lawful rate of interest (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

                  SECTION 9.13. CHANGE IN ACCOUNTING PRINCIPLES, FISCAL YEAR OR TAX LAWS. If (i) any preparation of the financial statements referred to in
Section 5.1 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions) result in a material change in the method of calculation of financial covenants, standards or terms found in this Agreement, (ii) there is any change in the Guarantor's fiscal quarter or fiscal year, or (iii) there is a material change in federal tax laws which materially affects any of the ability of the Loan Parties to comply with the financial covenants, standards or terms found in this Agreement, the Loan Parties and the Lenders agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the financial condition of the Loan Parties shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.


                  (remainder of page left intentionally blank)

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                    BORROWER:

                                    AARON RENTS, INC. PUERTO RICO



                                    By
                                      -----------------------------------------
                                      Name:
                                      Title:



                                    GUARANTOR:

                                    AARON RENTS, INC.



                                    By
                                      -----------------------------------------
                                      Name:
                                      Title:



                                    ADMINISTRATIVE AGENT AND LENDERS

                                    SUNTRUST BANK, AS ADMINISTRATIVE AGENT
                                    AND AS A LENDER



                                    By
                                      -----------------------------------------
                                      Name:
                                      Title:

                                    Term Loan Commitment:      $5,000,000



                                    FIRST UNION NATIONAL BANK



                                    By
                                      -----------------------------------------
                                      Name:
                                      Title:


                                    Term Loan Commitment:      $5,000,000

                                                                      EXHIBIT A


                                      NOTE


$ ___________

Atlanta, Georgia                                   __________________,_________


         FOR VALUE RECEIVED, the undersigned, AARON RENTS, INC. PUERTO RICO, a Puerto Rico corporation (the "BORROWER"), hereby promises to pay to _____________________ (the "LENDER") or its registered assigns, at the office of SunTrust Bank ("SUNTRUST") at 303 Peachtree St., N.E., Atlanta, Georgia 30308, on the Maturity Date, as defined in the Term Loan Agreement dated as of November ___, 2000 (as the same may be amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"), among the Borrower, Aaron Rents, Inc., as Guarantor, the lenders from time to time party thereto and SunTrust, as administrative agent for the lenders, the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to the Credit Agreement, and the principal amount of the Term Loan made to the Borrower by the Lender pursuant to the Credit Agreement and payable to the Lender on such date as specified therein, in each case in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all reasonable costs of collection, including the reasonable attorneys' fees of the Lender actually incurred.

         The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

         All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

         This Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. THIS NOTE SHALL BE CONSTRUED IN

                              Exhibit 3.1(b)(vii)

ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.



                                    AARON RENTS, INC. PUERTO RICO



                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                    [SEAL]